Exhibit 99.1
Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE

Investor Relations Contact:	Media Contact:
William J. Coote	Pamela Blum
VP & Treasurer	Manager, Corporate Communications
212-658-5858	212-658-5884
bill.coote@bowne.com	pamela.blum@bowne.com
FOR IMMEDIATE RELEASE
BOWNE & CO. REPORTS STRONG 2007 THIRD QUARTER RESULTS
     • Revenue for Quarter and Year-to-Date Highest since 2000
     • Quarterly EPS Increases to $0.03 from $0.01; YTD EPS Increases to $0.86 from $0.37
     • Income from Continuing Operations Increases 124% YTD
     • Cash Provided by Operating Activities Increases $72 Million
NEW YORK, November 7, 2007 — Bowne & Co., Inc. (NYSE: BNE), a global leader in providing shareholder and marketing communications services, today announced continued solid operating results for the 2007 third quarter and year-to-date.
Revenue of $181.4 million in the third quarter of 2007—the Company’s highest third quarter since 2000—compared to $175.1 million in 2006. Gross margin improved to 34.7% from 33.8%. Income from continuing operations increased to $0.9 million from $0.3 million. Earnings per diluted share from continuing operations were $0.03, compared to $0.01 for the same period last year.
For the nine months ended September 30, 2007, revenue was $654.9 million—the highest level since 2000— up from $641.2 million reported in the comparable 2006 period. Gross margin increased $21.8 million, or 9.7%, and as a percentage of revenue improved to 37.4% from 34.8% in the nine months ended September 30, 2006. Income from continuing operations increased $14.8 million, or 124%, to $26.8 million from $11.9 million reported in 2006, with resulting earnings per diluted share of $0.86 versus $0.37 in 2006.
Pro forma income from continuing operations increased 53% to $2.2 million and 40% to $27.9 million for the quarter and year-to-date, respectively. Pro forma earnings per diluted share from continuing operations were $0.08 and $0.90 for the 2007 third quarter and year-to-date, compared to $0.05 and $0.60 in the comparable 2006 periods. (See page 9, Pro Forma Supplemental Income Information for a reconciliation of these non-GAAP financial measures to our Condensed Consolidated Statements of Operations.)
“We continue to be pleased with our overall performance,” said David J. Shea, Bowne Chairman, President and Chief Executive Officer. “Our margin and profitability improvement is a direct result of the effective implementation of our strategic initiatives to grow non-transactional revenue and improve the efficiency and utilization of our operations. We’re also excited about the acquisition of Alliance Data Mail Services, an affiliate of Alliance Data Systems Corporation (NYSE: ADS), which directly supports our strategy to grow non-transactional revenue with strategic, bolt-on acquisitions and accelerate our growth in marketing and business communications services by expanding our geographic reach and industry verticals, while adding new technology capabilities.”
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Financial Communications (FC): Financial Communications reported third quarter revenue of $157 million, a 6% increase over $148 million for the same period last year. Transactional revenue of $77.2 million — the strongest third quarter since 2000 — increased $10.1 million, or 15%, as compared to the 2006 third quarter. Non-transactional revenue decreased slightly from the third quarter of 2006, principally the result of decreased commercial revenue partially offset by revenue increases in mutual funds, translations and one of the Company’s newest product offerings, Bowne Virtual Dataroom™.
For the nine months ended September 30, 2007, revenue increased $23.5 million, or 4%, to $568 million, primarily due to increased non-transactional revenue. This increase in revenue includes mutual fund business and compliance reporting, as well as significantly improved revenue in translations and virtual data room services. Non-transactional revenue of $350.4 million achieved a record high for the September year-to-date period. Transactional revenue increased 2% over the 2006 comparable period.
Revenue from international operations increased 23% to $44.4 million for the quarter ended September 30, 2007, compared to $36.1 million for the comparable 2006 period, primarily attributable to growth in Europe. Year-to-date international revenue of $138.5 million represents the Company’s highest level ever.
Gross profit increased $3.7 million and $20.7 million for the three and nine month periods ended September 30, 2007 as compared to the comparable 2006 periods. As a percentage of sales, gross margins increased to 35.7% and 38.3% for the quarter and nine months ended September 30, 2007, respectively, compared to 35.4% and 36.1% for the comparable 2006 periods. The increases in gross margin reflect the favorable impact of the Company’s strategic initiatives including cost saving measures.
Segment Profit for the quarter increased to $18.6 million from $17.7 million in 2006. Year-to-date segment profit was $97.2 million, an increase of $12.8 million, or 15%, and as a percentage of revenue was 17.1%, compared to 15.5% for the same period in 2006.
Marketing & Business Communications (MBC): MBC reported third quarter revenue of $24.4 million, $2.7 million lower than the third quarter of last year, principally the result of Vestcom transition revenue and other non-recurring revenue included in 2006. Year-to-date revenue of $87 million was $9.8 million lower than 2006. The 2006 year-to-date results included approximately $11.3 million of non-recurring revenue as previously noted including revenue related to the initial rollout of the Medicare Part D open enrollment program.
Gross margin for the quarter decreased to 8.4% from 9.6% as a result of lower revenue. Year-to-date gross margin increased to 15.6% from 13.7% in 2006, primarily due to improved operating efficiencies and the reduction of costs as a result of the consolidation of production facilities.
Segment Profit for the quarter was a loss of $2 million, flat with the 2006 third quarter. Year-to-date Segment Profit of $0.2 million improved $1.6 million from a loss of $1.4 in 2006.
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Restructuring, integration and asset impairment charges: These charges totaled $2.1 and $12.2 million for the 2007 third quarter and year-to-date respectively, compared to $1.9 and $12.1 million in the comparable 2006 periods. Third quarter 2007 charges include $1.4 million related to the previously announced consolidation of the digital Milwaukee facility into the existing South Bend manufacturing facility, creating the Company’s first fully-integrated offset and digital distributive platform. This consolidation should result in annual cost savings of approximately $2 to $3 million. Year-to-date 2007 charges include facility exit costs and asset impairment charges related to the consolidation of leased space at 55 Water Street in New York City, severance, integration and facility costs related to the integration of the St Ives Financial business and the aforementioned consolidation of the Milwaukee facility.
Balance Sheet and Cash Flow: For the nine months ended September 30, 2007, cash and marketable securities of $82.4 million declined $3.2 million from year-end 2006. This includes the funding of $40.1 million in stock repurchases, $12.6 million for acquisitions, $14.3 million in capital expenditures (including $3.0 million related to the consolidation of the 55 Water Street facility) and a $3.3 million contribution to the Company’s pension plan.
The cash expenditures above were funded by an increase in net cash provided by operations of $72 million. Net cash provided by operating activities of $57 million for the nine months ended September 30, 2007 compared to net cash used in operating activities of $15.1 million for the nine months ended September 30, 2006. This significant increase is primarily due to improved operating results, reduced accounts receivable — the result of improved billing and collection efforts — and decreases in income taxes paid and in the funding of the Company’s pension plans in 2007 as compared to 2006.
Accounts receivable declined approximately $10.0 million compared to December 2006. Compared to September 2006, accounts receivable decreased approximately $4.8 million as days sales outstanding improved to 71 days in September 2007 from 76 days in September 2006. Financial Communications work-in-process inventory was $17.9 million at September 30, 2007 compared to $21.2 million at September 30, 2006.
The Company has no borrowings outstanding under its $150 million five-year senior, unsecured revolving credit facility, maturing in May 2010.

Share Repurchase Program: In the 2007 third quarter, the Company spent $21.4 million repurchasing 1.3 million shares of its common stock at an average price per share of $16.71. During the nine months ended September 30, 2007, the Company repurchased 2.4 million shares of its common stock for $40.1 million (an average price of $16.37).
From December 2004, the inception of the Company’s share repurchase program, through September 30, 2007, Bowne has spent approximately $185.3 million to repurchase 12.3 million shares at an average price per share of $15.08. As of November 5, 2007, $5.8 million of its share repurchase authorization remained.
Total shares outstanding as of November 1, 2007 were 26,691,860.
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▪	Business Outlook: Consistent with the Company’s policy of not adjusting annual guidance unless it believes the actual results will be materially outside the range provided, the Company disclosed certain adjustments in the quarterly report on Form 10-Q for the six months ended June 30, 2007 to the estimates that it had previously provided in its 2007 Outlook included in its annual report on Form 10-K for the year ended December 31, 2006.
The Company expects overall operating performance will be in the range of the full-year guidance previously provided in August.

Forward-Looking Statements: The Company notes that forward-looking statements of future performance contained in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets, regulatory rule changes, and the effect of potential dilution from the Convertible Subordinated Debt and the impact from any future purchases under the Company’s share repurchase program.
* * *
Bowne & Co. will hold its earnings conference call to review the 2007 third quarter results and to discuss the acquisition of Alliance Data Mail Services on Thursday, November 8, 2007, at 11 a.m. Eastern Time. To join the Web cast, log on to http://www.bowne.com. To access the call via telephone, please dial (877) 407-0778 (domestic) or (201) 689-8565 (international), conference ID # 259575.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides financial, marketing and business communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,200 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
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BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Periods Ended September 30,
(in thousands, except per share information)	Quarter		Year-to-Date
	2007	2006	2007	2006

Revenue	$181,379	$175,110	$654,915	$641,155
Expenses:
Cost of revenue	(118,442)	(115,890)	(409,862)	(417,859)
Selling and administrative	(53,543)	(51,326)	(174,285)	(166,327)
Depreciation	(5,972)	(5,628)	(19,979)	(18,797)
Amortization	(409)	(139)	(1,204)	(410)
Restructuring, integration and asset impairment charges[1]	(2,106)	(1,907)	(12,154)	(12,103)
Purchased in-process research and development	—	43	—	(958)

	(180,472)	(174,847)	(617,484)	(616,454)

Operating income	907	263	37,431	24,701
Interest expense	(1,339)	(1,336)	(4,043)	(4,081)
Other (expense) income, net	(259)	464	262	2,469

(Loss) income from continuing operations before income taxes	(691)	(609)	33,650	23,089
Income tax benefit (expense)[2]	1,575	905	(6,870)	(11,152)

Income from continuing operations	884	296	26,780	11,937

Discontinued operations:

(Loss) income from discontinued operations, net of tax	(80)	(12,068)	400	(15,939)

Net income (loss)	$804	$(11,772)	$27,180	$(4,002)

Earnings per share from continuing operations:
Basic	$0.03	$0.01	$0.94	$0.38
Diluted	$0.03	$0.01	$0.86	$0.37

(Loss) earnings per share from discontinued operations:
Basic	$0.00	$(0.40)	$0.01	$(0.51)
Diluted	$0.00	$(0.39)	$0.01	$(0.50)

Total earnings (loss) per share:
Basic	$0.03	$(0.39)	$0.95	$(0.13)
Diluted	$0.03	$(0.38)	$0.87	$(0.13)

Weighted-average shares outstanding:
Basic	28,309	30,375	28,481	31,697
Diluted[3]	28,933	30,596	33,102	32,012

Dividends per share	$0.055	$0.055	$0.165	$0.165

[1]	2007 includes charges of $1.5 million year-to-date related to the integration of the January 2007 acquisition of St Ives Financial and $5.9 million year-to-date related to the consolidation of leased space at 55 Water Street. The third quarter and nine month period also include $1.4 million for the consolidation of the Milwaukee digital print facility with our existing South Bend operation. 2006 includes charges of $1.8 million for the quarter and $8.8 million year-to-date related to the integration of the Marketing and Business Communications division of Vestcom International into MBC.

[2]	In 2007, the Company recorded a tax benefit of $6.3 million for the year-to-date period related to the settlement of audits which was completed in the first half of 2007of our 2001-2004 federal income tax returns In addition, the 2007 quarter and nine month periods include the favorable impact of $1.0 million related to the 2006 tax return to provision true-up.

[3]	Includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares for the nine months ended September 30, 2007. In addition, net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the Convertible Debt.These shares are not included in the diluted share count for the other periods presented since the effect would be anti-dilutive.
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BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	Sept. 30,	Dec. 31,
(in thousands)	2007	2006
	(unaudited)
Assets
Cash and cash equivalents	$44,983	$42,986
Marketable securities	37,443	42,628
Accounts receivable, net	143,004	153,016
Inventories	26,074	25,591
Prepaid expenses and other current assets	40,054	33,901
Assets held for sale	2,852	2,796

Total current assets	294,410	300,918

Property, plant and equipment, net	122,078	132,767
Goodwill and other intangibles, net	45,336	35,015
Other assets	35,911	47,543

Total assets	$497,735	$516,243

Liabilities and Stockholders’ Equity
Current portion of long-term debt and short-term borrowings	$940	$1,017
Accounts payable and accrued liabilities	109,059	126,827
Liabilities held for sale	584	683

Total current liabilities	110,583	128,527

Long-term debt	75,986	76,492
Deferred employee compensation	34,938	52,509
Deferred rent and other	18,429	23,480
Stockholders’ equity	257,799	235,235

Total liabilities and stockholders’ equity	$497,735	$516,243

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended Sept. 30,
(in thousands)	2007	2006

Cash flows from operating activities:
Net income (loss)	$27,180	$(4,002)
Net (income) loss from discontinued operations	(400)	15,939
Depreciation and amortization	21,183	19,207
Purchased in-process research and development	—	958
Asset impairment charges	3,393	2,501
Changes in assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	9,082	(43,360)
Net cash used in operating activities of discontinued operations	(3,434)	(6,373)

Net cash provided by (used in) operating activities	57,004	(15,130)

Cash flows from investing activities:
Proceeds from the sale of subsidiaries	—	6,364
Purchase of property, plant and equipment	(14,295)	(22,098)
Purchase of marketable securities	(41,200)	(50,600)
Proceeds from the sale of marketable securities and other	46,591	97,339
Acquisition of businesses, net of cash acquired	(12,588)	(32,908)
Net cash provided by investing activities of discontinued operations	—	12,269

Net cash (used in) provided by investing activities	(21,492)	10,366

Cash flows from financing activities:
Payment of debt	(677)	(634)
Proceeds from stock options exercised	11,153	11,194
Payment of dividends	(4,617)	(5,085)
Purchase of treasury stock	(40,101)	(53,342)
Other	835	13
Net cash used in financing activities of discontinued operations	—	(100)

Net cash used in financing activities	(33,407)	(47,954)

Net increase (decrease) in cash and cash equivalents	$2,105	$(52,718)

Cash and Cash Equivalents—beginning of period	42,986	96,839

Cash and Cash Equivalents—end of period	$45,091	$44,121

Cash and cash equivalents for 2006 includes $155 as of the beginning of the period and for 2007 includes $108 as of the end of the period related to discontinued operations.

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
During the fourth quarter of 2006, the Company changed the way it reports and evaluates segment information. The Company had previously reported administrative, legal, finance and other support services which are not directly attributable to the segments in the category “Corporate/Other”. The Company now also includes in the “Corporate/Other” category certain other expenses (such as stock-based compensation and supplemental retirement plan expenses) that had previously been allocated to the individual operating segments. This change in presentation more accurately reflects the way management evaluates the operating performance of its segments. The Company’s previous years’ segment information has been restated to conform to the current presentation.
Information regarding the operations of each business segment is set forth below. Performance is evaluated based on several factors, of which the primary financial measure is Segment Profit. Segment Profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, certain shared corporate expenses, restructuring, integration and asset impairment charges, purchased in-process research and development, other expenses and other income. Therefore, this information is presented in order to reconcile to income from continuing operations before income taxes.

	For Periods Ended Sept. 30,
(in thousands)	Quarter		Year-to-Date
	2007	2006	2007	2006
Revenues:
Financial Communications	$157,002	$148,043	$567,957	$544,438
Marketing & Business Communications	24,377	27,067	86,958	96,717

	$181,379	$175,110	$654,915	$641,155

Segment Profit/(Loss):
Financial Communications	$18,566	$17,731	$97,233	$84,435
Marketing & Business Communications	(1,999)	(2,051)	248	(1,389)
Corporate/Other (see detail below)	(9,538)	(9,186)	(38,605)	(36,669)

	7,029	6,494	58,876	46,377

Depreciation	(5,972)	(5,628)	(19,979)	(18,797)
Amortization	(409)	(139)	(1,204)	(410)
Interest expense	(1,339)	(1,336)	(4,043)	(4,081)

(Loss) income from continuing operations before income taxes	$(691)	$(609)	$33,650	$23,089

Corporate/Other (by type):
Shared corporate expenses	$(7,173)	$(7,786)	$(26,713)	$(26,077)
Other (expense) income, net	(259)	464	262	2,469
Restructuring charges, integration costs and asset impairment charges	(2,106)	(1,907)	(12,154)	(12,103)
Purchased in-process research and development	—	43	—	(958)

Total	$(9,538)	$(9,186)	$(38,605)	$(36,669)

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges, tax benefits associated with tax refunds, and purchased in-process research and development. The Company believes that presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Periods Ended September 30,
	Quarter		Year-to-Date
(in thousands, except per share information)	2007	2006	2007	2006

Net income from continuing operations	$884	$296	$26,780	$11,937
Add back:
Restructuring, integration and asset impairment charges, net of pro forma tax effect[1]	1,301	1,163	7,480	7,381
Tax benefit associated with tax refunds received and related reduction of tax liabililty[2]	—	—	(6,328)	—
Purchased in-process research and development, net of pro forma tax effect[3]	—	(27)	—	584

Income from continuing operations, pro forma	$2,185	$1,432	$27,932	$19,902

Earnings per share from continuing operations:
Basic	$0.03	$0.01	$0.94	$0.38
Diluted	$0.03	$0.01	$0.86	$0.37
Earnings per share from continuing operations—pro forma:
Basic	$0.08	$0.05	$0.98	$0.63
Diluted	$0.08	$0.05	$0.90	$0.60
Weighted-average shares outstanding:
Basic	28,309	30,375	28,481	31,697
Diluted[4]	28,933	30,596	33,102	36,071

[1]	In 2007, restructuring, integration and asset impairment charges of $2.1 million for the quarter and $12.2 million year-to-date are net of tax benefits of $0.8 and $4.7 million, respectively. In 2006, restructuring, integration and asset impairment charges of $1.9 million for the quarter and $12.1 million year-to-date are net of tax benefits of $0.7 and $4.7 million, respectively.

[2]	In 2007, the Company recorded a tax benefit of $6.3 million for the year-to-date period related to the settlements of audits in the first half of 2007 for our 2001-2004 federal income tax returns.

[3]	In 2006, purchased in-process research and development of $1.0 million is net of tax benefit of $0.4 million. These costs are associated with the acquisition of certain assets of PLUM Computer Consulting, Inc. during the second quarter of 2006.

[4]	The weighted-average diluted shares outstanding for the nine months ended September 30, 2007 and 2006 include the potential dilution from the Convertible Subordinated Debt of 4,058,000 shares. In addition, net income used in the calculation of diluted earnings per share for these periods has been adjusted to reflect the addition of interest expense, net of tax, related to the convertible debt. The diluted share count for the three month periods does not include the potential dilution from the Convertible Subordinated Debt shares since the effect would be anti-dilutive.
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